Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ISRAEL GROWTH PARTNERS ACQUISITION CORPORATION,
NEGEVTECH LTD.

and

NEGEVTECH ACQUISITION SUBSIDIARY CORP.

March 6, 2008

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 6, 2008, by and among Israel Growth Partners Acquisition Corporation, a Delaware corporation (“IGPAC”), Negevtech Ltd., an Israeli company (“Parent”), and Negevtech Acquisition Subsidiary Corp., a Delaware corporation (“Merger Sub”). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules delivered concurrently herewith.

RECITALS

    A.        Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Parent and IGPAC intend to enter into a business combination transaction by means of a merger between Merger Sub and IGPAC in which IGPAC will merge with Merger Sub pursuant to which Merger Sub will cease to exist and IGPAC will be the surviving entity and a wholly owned subsidiary of Parent.

    B.        The Boards of Directors of each of IGPAC, Parent and Merger Sub have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (capitalized terms shall have the meaning ascribed to them in Section 8.3 of this Agreement):

ARTICLE I

THE MERGER

    1.1.       The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into IGPAC (the “Merger”), the separate corporate existence of Merger Sub shall cease and IGPAC shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. IGPAC as the surviving corporation after the Merger is consummated is hereinafter sometimes referred to as the “Surviving Corporation.”

    1.2.       Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL a certificate of merger as soon as practical on or after the Closing Date. Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) shall take place at the offices of Yigal Arnon & Co. at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (excluding conditions that by their nature cannot be satisfied until the Closing Date), or at such other time, date and location as the parties hereto agree in writing, but in no event later than July 18, 2008 (the “Closing Date”). Closing signatures may be transmitted by facsimile. The Merger shall become effective on (i) the date and time the certificate of merger is duly filed with and accepted by the Secretary of State of the State of Delaware or (ii) such subsequent time as Parent and IGPAC shall agree and as shall be specified in the certificate of merger (such time as the Merger becomes effective being the “Effective Time”).

    1.3.       Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of IGPAC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of IGPAC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4.       Certificate of Incorporation; Bylaws.

a.	The certificate of incorporation of IGPAC as in effect immediately prior to the Effective Time shall be amended in the Merger to read as set forth on Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable law.

b.	The bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

    1.5.       Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, IGPAC or the holders of any of the following securities, the following shall occur:

a.	Conversion of IGPAC Common Stock.

(i) Pursuant to IGPAC’s Charter Documents, immediately upon the Closing, all of the outstanding shares of Class B Common Stock for which conversion has not been demanded and whose holders did not vote against the Merger shall be deemed to automatically convert, effective as of the Closing, into the same number of shares of IGPAC Common Stock. Outstanding shares of Class B Common Stock for which conversion has been demanded prior to the Closing and whose holders voted against the Merger shall, effective as of the Effective Time, be converted into the right to receive cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund, calculated as of two Business Days prior to the Effective Time, by (ii) the total number of shares of Class B Common Stock then outstanding (prior to any conversion into shares of IGPAC Common Stock as aforesaid). The cash received upon such conversion shall be in full satisfaction of all rights pertaining to such shares of Class B Common Stock and such holders shall receive no further consideration pursuant to the Merger.

(ii) Each share of IGPAC Common Stock issued and outstanding immediately prior to the Effective Time and each share of IGPAC Common Stock resulting from the conversion of Class B Common Stock into IGPAC Common Stock immediately upon the Closing in accordance with Section 1.5(a)(i) (collectively, the “IGPAC Stock”) will be automatically converted into the right to receive as of the Effective Time that number of Parent Ordinary Shares determined by multiplying such share by the Exchange Ratio and such shares of IGPAC Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of Certificates shall cease to have any rights with respect to such shares of IGPAC Stock. Shares of IGPAC Stock held by Parent, IGPAC or Merger Sub shall remain outstanding, shall not be exchanged under this Section 1.5(a)(ii) and no Parent Ordinary Shares shall be delivered with respect thereto.

(iii) Notwithstanding anything to the contrary, no fraction of a Parent Ordinary Share will be issued to any holders of IGPAC Stock pursuant to this Section 1.5(a). As of the Effective Time, each holder of IGPAC Stock who would otherwise be entitled to a fraction of a Parent Ordinary Share pursuant to this Section 1.5(a) (after aggregating all fractional shares of Parent Ordinary Shares that otherwise would be received by such holder), shall, upon surrender of such holder’s Certificate(s), be entitled to receive in lieu thereof from the Exchange Agent a cash payment in the amount of the Fractional Share Consideration (as defined below). At its discretion, Parent shall either (X) aggregate all fractional shares to which all holders of IGPAC Stock would otherwise be entitled to receive as aforesaid, with the resulting sum rounded to the nearest whole Parent Ordinary Share and such Parent Ordinary Shares will be issued to the Exchange Agent who will be instructed to sell all such Parent Ordinary Shares in the public market place for cash (which shall be used by the Exchange Agent to make all payments for fractional shares calculated) as soon as reasonably practicable following the Effective Time, or (Y) provide the Exchange Agent with an amount of cash sufficient to make all payments as of the Effective Time for such fractional shares to each holder of IGPAC Stock entitled to a fraction of a Parent Ordinary Share as aforesaid, the amount payable to each such holder will be equal to the IGPAC Price Per Share divided by the Exchange Ratio multiplied by the fractional share of Parent which would otherwise have been issuable to such holder in accordance with the foregoing. “Fractional Share Consideration” for the purposes of this Section 1.5(a)(iii) shall mean with respect to each holder of IGPAC Stock entitled to a fraction of a Parent Ordinary Share as aforesaid , his pro rata portion (when pro rated among all holders of IGPAC Stock entitled to a fraction of Parent Ordinary Shares as aforesaid) of the aggregate amount received by the Exchange Agent (a) from Parent, or (b) in consideration for the sale of the sum of all fractional shares of Parent Ordinary Shares, as provided above.

(iv) Certificates representing the Parent Ordinary Shares into which the shares of IGPAC Stock are converted effective as of the Effective Time pursuant to this Section 1.5(a) shall be issued to the holder of such shares of IGPAC Stock upon surrender of the Certificate or Certificates in the manner provided in Section 1.6 (or, in the event that a Certificate was lost, stolen or destroyed, in the manner provided in Section 1.8).

(v) Dissenting Shares shall be treated in accordance with Section 1.10.

(vi) If, between the date of this Agreement and the Effective Time (and if permitted by Section 4.1) the outstanding shares of Parent Ordinary Shares or the outstanding shares of IGPAC Common Stock or Class B Common Stock shall have (except as contemplated in this Agreement) been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Exchange Ratio shall be appropriately adjusted to provide to the holders of shares of IGPAC Stock the same economic effect as contemplated by this Agreement prior to such event.

b.	Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation as of the Effective Time.

    1.6.       Surrender of Certificates.

a.	Exchange Agent. American Stock Transfer & Trust Company shall be designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) in the Merger on the terms set forth in an exchange agreement substantially in the form of Exhibit B (“Exchange Agreement”).

b.	Parent to Provide Common Stock. Promptly after the Effective Time, and in no event more than two Business Days thereafter, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, all of the Parent Ordinary Shares to be issued by Parent pursuant to Section 1.5(a) (“Closing Shares”).

c.	Exchange Procedures. Promptly after the Effective Time, and in no event more than two Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Closing Date) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of IGPAC Stock, which were converted into the right to receive Parent Ordinary Shares pursuant to Section 1.5(a): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Ordinary Shares. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of Parent Ordinary Shares to be issued to such Shareholder in accordance with Section 1.5(a) above, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of Parent Ordinary Shares issuable or distributable pursuant to Section 1.5(a).

d.	Transfers of Ownership. If certificates representing Parent Ordinary Shares are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing Parent Ordinary Shares in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

e.	Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of IGPAC Stock, IGPAC Warrants or the Underwriter Purchase Option such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign (including Israeli) tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided, however, that none of the Exchange Agent, Parent or the Surviving Corporation shall be entitled to withhold any amounts pursuant to this Section 1.6(e) if the Exchange Agent, Parent or the Surviving Corporation has received prior to the issuance or distribution of any Parent Ordinary Shares pursuant to this Agreement, such certificates or forms as are sufficient, under applicable law, to establish that withholding is not required (together with a satisfactory supporting legal opinion, if the Exchange Agent, Parent or the Surviving Corporation so requires) (with respect to Israeli withholding requirements a valid certificate of exemption from withholding with respect to services and assets will also be sufficient) or, if such certificates or forms are received by Parent before the date on which amounts are payable to a holder or former holder of IGPAC Stock, IGPAC Warrants or the Underwriter Purchase Option, then Parent shall withhold amounts consistent with such certificates or forms; provided, further, that the Exchange Agent, Parent or the Surviving Corporation agree that, before withholding and paying over any amounts to a taxing authority from any applicable jurisdiction with respect to a holder or former holder of IGPAC Stock, IGPAC Warrants or the Underwriter Purchase Option (and delivering to such holder the balance of the portion of the Parent Ordinary Shares payable to such holder or former holder of IGPAC Stock, IGPAC Warrants or the Underwriter Purchase Option pursuant to this Agreement), to the extent commercially practicable, Parent shall (or shall cause the Exchange Agent to) provide such holder or former holder with written notice and shall consult with such holder in order to minimize the amount of any such withholding. If the Exchange Agent, Parent or the Surviving Corporation so withholds amounts and pays them to applicable authorities, Parent shall furnish to the holder or former holder of IGPAC Stock, IGPAC Warrants or the Underwriter Purchase Option documents evidencing such withholding.

f.	Termination of Exchange Agent Obligations. Closing Shares held by the Exchange Agent that have not been delivered to holders of Certificates within 180 days after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 1.6 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for Parent Ordinary Shares to which they are entitled.

g.	No Liability. Notwithstanding anything to the contrary in this Section 1.6, neither the Exchange Agent, Parent nor the Surviving Corporation shall be liable to a holder of Parent Ordinary Shares or IGPAC Stock or IGPAC Warrants or the Underwriter Purchase Option for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7.	No Further Ownership Rights in IGPAC Stock. All Parent Ordinary Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of IGPAC Stock so converted, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of IGPAC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing outstanding shares of capital stock of IGPAC are presented to the Surviving Corporation for any reason, they shall be canceled and/or exchanged as provided in this Article I.

1.8.	Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit to that effect by the holder thereof, certificates representing the Parent Ordinary Shares which the shares of IGPAC Stock formerly represented by such Certificates were converted into; provided, however, that, as a condition precedent to the issuance of such certificates representing Parent Ordinary Shares, the owner of such lost, stolen or destroyed Certificates shall indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed; provided, however, that Parent may also, in its commercially reasonable discretion and as an additional condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.9.       Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of IGPAC and Merger Sub, the officers and directors of IGPAC, Parent and Merger Sub will take all such lawful and necessary action.

    1.10.       Shares Subject to Appraisal Rights.

a.	Notwithstanding Section 1.5 hereof, Dissenting Shares shall not be converted into a right to receive Parent Ordinary Shares. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any stockholder of IGPAC who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to appraisal rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DCGL, the shares of IGPAC Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Parent Ordinary Shares as provided in Section 1.5(a). IGPAC shall give Parent prompt notice (but in any event no more than two Business Days thereafter) of any demands for payment received by IGPAC from a person asserting appraisal rights or withdrawal of appraisal rights from a person previously asserting appraisal rights and provide any other instruments delivered in connection with such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. IGPAC shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

b.	As used herein, “Dissenting Shares” means any shares of IGPAC Stock held by stockholders of IGPAC who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

    1.11.       Warrants.

a.	As of the Effective Time each outstanding IGPAC Warrant shall automatically be deemed to constitute a warrant to acquire from Parent that number of Parent Ordinary Shares equal to the number of shares of IGPAC Common Stock which were subject to such IGPAC Warrant immediately prior to the Effective Time (whether or not such IGPAC Warrant had been exercisable prior to the Effective Time) multiplied by the Exchange Ratio (each an “Equivalent Warrant”). The exercise price for each Parent Ordinary Share exercisable pursuant to an Equivalent Warrant shall be equal to the aggregate exercise price of the IGPAC Warrant on the Effective Time divided by the number of Parent Ordinary shares for which it is exercisable pursuant to this Section 1.11 (a) (adjusted to the nearest cent). It being understood and agreed that there shall be no change in the aggregate exercise price payable upon exercise of such Equivalent Warrant.

b.	As soon as practicable after the Effective Time, Parent shall reserve for issuance all Parent Ordinary Shares issuable pursuant to Section 1.11(a).

c.	The provisions of Sections 1.5 (a) (ii), 1.5(a)(iii), 1.11(a) and 1.11(b) shall apply, mutatis mutandis, to the Underwriter Purchase Option, and HCFP/Brenner Securities shall execute and deliver a consent that the provisions of Sections 1.5(a)(ii), 1.5(a)(iii), 1.11(a) and 1.11(b) shall apply to the Underwriter Purchase Option, that no fraction of any Parent Ordinary Shares will be issued upon exercise of the Underwriter Purchase Option and any fraction of Parent Ordinary Shares, after aggregating all fractional shares of Parent Ordinary Shares that otherwise would be issuable upon exercise of the Underwriter Purchase Option, shall be rounded up to the nearest whole number (the “Underwriter Consent”).

    1.12.       Rule 145. All Parent Ordinary Shares issued pursuant to this Agreement to “affiliates” of IGPAC set forth on Schedule 1.12 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act.

    1.13.       Adjustments. In order to minimize the overall effect of fractional shares which may be issuable by Parent as a result of calculation of the Exchange Ratio (including, without limitation, upon exercise of IGPAC Warrants, Equivalent Warrants and the Underwriter Purchase Option), the Parent may, at its discretion, waive any portion of the Deductible IGPAC Expenses (thereby increasing the IGPAC Price Per Share) and/or may adjust its registered (authorized) share capital and/or its issued and outstanding share capital as of the Effective Time (thereby adjusting the Parent Price Per Share).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Subject to the exceptions set forth in the schedules of Parent delivered by Parent and Merger Sub concurrently herewith (the “Parent Disclosure Schedule”) (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article II to the extent that it is reasonably apparent on its face from reading of the disclosure item that such disclosure is applicable) and as inducement to IGPAC to enter into the Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub represent and warrant to IGPAC, as follows (as used in this Article II and elsewhere in this Agreement, the term “Parent” includes the Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

    2.1       Organization and Qualification.

a.	Parent is a corporation duly incorporated and validly existing under the laws of the State of Israel and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth in Section 2.1(a) of the Parent Disclosure Schedule, Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered or made available to IGPAC or its counsel, provided, however that Parent will amend its Articles of Association upon, or prior to, the Closing to be in a form substantially similar to Exhibit C attached hereto. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

b.	Except as set forth in Section 2.1(b) of the Parent Disclosure Schedule, Parent is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each jurisdiction in which Parent is so qualified or licensed is listed in Section 2.1(b) of the Parent Disclosure Schedule.

c.	The minute books of Parent contain true, complete and accurate summary of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since 2002 Copies of such Corporate Records of Parent as of the date of this Agreement, have been heretofore made available to IGPAC or its counsel.

d.	The share register of Parent contains true, complete and accurate records of the share ownership as of the date of such records. Copies of the share register of Parent have been heretofore made available to IGPAC or its counsel.

    2.2       Subsidiaries.

a.	Parent has no subsidiaries other than those listed on Section 2.2(a) of the Parent Disclosure Schedule (including Merger Sub), (each, a “Subsidiary” and, collectively, the “Subsidiaries”). Except for the Subsidiaries, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

b.	Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing (where such term is applicable) under the laws of its state of incorporation (as listed on Section 2.2(b) of the Parent Disclosure Schedule) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing (where such term is applicable) under the laws of its state of organization or formation (as listed on Section 2.2(b) of the Parent Disclosure Schedule) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth in Section 2.2(b) of the Parent Disclosure Schedule, each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered or made available to IGPAC or its counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

c.	Except as set forth in Section 2.2(c) of the Parent Disclosure Schedule, each Subsidiary is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Section 2.2(c) of the Parent Disclosure Schedule.

d.	The minute books of each Subsidiary contain true, complete and accurate summary of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders since 2002. Copies of the Corporate Records of each Subsidiary have been heretofore made available to IGPAC or its counsel.

    2.3        Capitalization.

a.	As of the date of this Agreement, the authorized share capital of Parent consists of NIS 74,000,000 divided into (I) 40,000,000 ordinary shares, par value NIS 1.00 each, of which (a) 1,072,365 Ordinary Shares are issued and outstanding, (b) 4,307,655 are reserved for issuance to employees, consultants, officers or directors of Parent and/or the Subsidiaries pursuant to Parent Option Plans, of which 3,874,453 have been granted (as detailed in Exhibit D) and the remaining are available for future grant of options, and (c) 18,566 are reserved for issuance upon exercise of outstanding warrants; (II) 3,500,000 Ordinary Preferred A Shares, par value NIS 1.00 each, of which 2,386,991 are issued and outstanding (the “Ordinary Preferred A Shares”), (III) 10,000,000 ordinary preferred B shares, par value NIS 1.00 each (the “Ordinary Preferred B Shares”), of which 9,000,062 are issued and outstanding, and (iv) 20,500,000 series A-1 preferred shares, par value NIS 1.00 each (the “Series A-1 Preferred Shares”), of which 12,011,283 are issued and outstanding (the outstanding Ordinary Preferred A Shares, Ordinary Preferred B Shares and Series A-1 Preferred Shares are collectively referred to herein as the “Parent Preferred Shares” and the Parent Preferred Shares together with the Parent Ordinary Shares, are collectively referred to herein as the “Parent Shares”). As of the Effective Time the authorized share capital of Parent will be sufficient to enable Parent to issue the Closing Shares, any Parent Ordinary Shares issuable pursuant to Section 1.11(a) and 1.11(c) and sufficient to meet its obligations pursuant to any Parent Option Plans and warrants to purchase Parent Ordinary Shares outstanding as of such time. All issued and outstanding Parent Shares are, and all issued and outstanding Parent Shares as of the Closing will be, validly issued, fully paid and nonassessable. As of the date of this Agreement and as it may be revised as of the Closing Date in accordance with the terms of this Agreement, except as set forth on Section 2.3(a) of the in the Parent Disclosure Schedule no Parent Shares are reserved for issuance upon the exercise of Parent Options, and no Parent Shares are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Parent Options) to purchase Parent Shares. All Parent Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Parent Disclosure Schedule, there are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Shares as a result of the Merger. All outstanding Parent Shares and all outstanding Parent Options prior to the Closing Date have been or will be at the Closing issued and granted in compliance with (x) all applicable Israeli securities laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts. Parent has heretofore delivered or made available to IGPAC or its counsel true and accurate copies of the Employee Option Agreements and a true and complete list of the holders thereof, including their names and the numbers of Parent Shares underlying such Parent Options.

b.	The Parent Ordinary Shares (including, without limitation, the Parent Ordinary Shares to be issued upon exercise of IGPAC Warrants and the Underwriter Purchase Option) to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and when paid for in accordance with the relevant document will be fully paid and nonassessable and shall not be subject to any Liens, Encumbrances, or to any rights of first refusal or pre-emptive rights of any kind (other than such rights of first refusal or pre-emptive rights set forth in the warrant agreement representing an outstanding IGPAC Warrant (each an “IGPAC Warrant Agreement”) or the Underwriter Purchase Option).

c.	Except as contemplated by this Agreement and except as set forth in Section 2.3(a) and Section 2.3(b) of the Parent Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

d.	Except as contemplated by this Agreement and except as set forth on Section 2.3(d) of the Parent Disclosure Schedule hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.

e.	The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Section 2.3(e) of the Parent Disclosure Schedule hereto. Other than as set forth in Section 2.3(e) of the Parent Disclosure Schedule, Parent owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

    2.4       Authority Relative to this Agreement. Except as set forth in Section 2.4 of the Parent Disclosure Schedule, Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been or prior to the Closing will be duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their applicable Board of Directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

    2.5        No Conflict; Required Filings and Consents.

a.	Except as set forth in Section 2.5(a) of the Parent Disclosure Schedule hereto, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, reasonably likely to have a Material Adverse Effect on Parent.

b.	Except as set forth in Section 2.5(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent and Merger Sub are licensed or qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

    2.6       Compliance.Except as set forth in Section 2.6 of the Parent Disclosure Schedule: (i) Parent has complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent; (ii) Parent is not in default or violation of any material respects of any term, condition or provision of any applicable Charter Documents; (iii) no written notice of non-compliance with any Legal Requirements has been received by Parent (and Parent has no Knowledge of any such written notice delivered to any representative of Parent), except for failures to comply or violations which, individually or in the aggregate, have not had and are not likely to have a Material Adverse Effect on Parent; and (iv) Parent is not in violation of any term of any Material Parent Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

    2.7        Financial Statements.

a.	Parent has provided to IGPAC or its counsel or other representatives a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of Parent for the fiscal years ended December 31, 2005, through December 31, 2007 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

b.	Since 2005, the books of account and other similar financial books and records of Parent have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth, except for transactions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

c.	Except as otherwise noted in the Audited Financial Statements or as set forth in Section 2.7(c) of the Parent Disclosure Schedule, the accounts and notes receivable of Parent reflected on the balance sheets included in the Audited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the Knowledge of Parent, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Knowledge of Parent, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein; and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent.

    2.8       No Undisclosed Liabilities. Except as set forth in the Audited Financial Statements, to the Knowledge of Parent, Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Parent, except: (i) such liabilities arising in the ordinary course of Parent’s business or liabilities asserted prior thereto for which Parent is contesting in good faith the validity thereof, none of which would have a Material Adverse Effect on Parent; and (ii) those matters set forth in Section 2.8 of the Parent Disclosure Schedule hereto.

    2.9       Absence of Certain Changes or Events. Except as set forth in Section 2.9 of the Parent Disclosure Schedule hereto, or as otherwise provided in this Agreement, since December 31, 2007, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s shares, or any purchase, redemption or other acquisition by Parent of any of Parent’s shares or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s share capital, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the consummation of the Merger, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any material amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, (vii) any change in the auditors of Parent, (viii) any issuance of shares of Parent, other than pursuant to currently existing convertible securities, (ix) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

    2.10       Litigation. Except as disclosed in Section 2.10 of the Parent Disclosure Schedule hereto, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

    2.11        Employee Benefit Plans.

a.	Except as set forth in Section 2.11(a) of the Parent Disclosure Schedule, the Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, except as would not reasonably be expected to have a Material Adverse Effect on Parent, and all material liabilities with respect to the Plans have been properly reflected in the Audited Financial Statements and records of Parent. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the Knowledge of Parent, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Parent, threatened by any Governmental Entity with respect to any Plan. Except as set forth in Section 2.11(a) of the Parent Disclosure Schedule, all contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Parent does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to IGPAC in writing, or as required by this Agreement), or to enter into any new Plan.

b.	Except as disclosed in Section 2.11(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Parent under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

    2.12        Labor and Employment Matters.

a.	(X) Except as disclosed in Section 2.12(a) of the Parent Disclosure Schedule, there are no claims, suits, actions, or proceedings pending or, to the Knowledge of Parent, threatened in writing between Parent or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (Y) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by Parent or its Subsidiaries, nor, to the Knowledge of Parent, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, Parent has not received written notice of any pending charge of (i) an unfair labor practice; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by governmental agencies that Parent has failed to comply with any material law relating to employment or labor matters. To the Knowledge of the Parent, Parent is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons, except for any such claims that would not reasonably be expected to have a Material Adverse Effect on Parent.

b.	Except as set forth in Section 2.12(b) of the Parent Disclosure Schedule, Parent is currently in compliance with all applicable laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity all amounts required to be withheld from Parent employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 2.12(b) as would not reasonably be expected to have a Material Adverse Effect on Parent.

c.	(i) Except as otherwise set forth in Section 2.12(c) of the Parent Disclosure Schedule, all contracts of employment to which Parent or, to the Knowledge of Parent, any of its Subsidiaries is a party are terminable by Parent or its Subsidiaries on three (3) months’ or less notice without penalty; and (ii) there are no legally binding established practices, plans or policies of Parent or, to the Knowledge of Parent, any of its Subsidiaries, requiring the payment of any material amounts or the provision of any material benefits as a result of the termination of employment of any of its employees (whether voluntary or involuntary) beyond payment of 30 (thirty) days prior notice pay, severance pay, vacation pay or any other mandatory pay to the particular employee; (iii) neither Parent nor, to the Knowledge of the Parent, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Section 2.12(c) of the Parent Disclosure Schedule; (iv) there is no term of employment of any employee of Parent or, to the Knowledge of Parent, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

d.	Schedule 2.12(d), which has been provided to IGPAC’s counsel, sets forth a list of Parent’s employees as of the date hereof including such employee’s job title, current compensation rate, accrued unpaid leave or vacation, and accrued salary to be paid at Closing.

e.	Section 2.12(e) of the Parent Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.

f.	Section 2.12(f) of the Parent Disclosure Schedule sets forth a list of each employment agreement to which Parent is a party that contains change of control provisions.

g.	Section 2.12(g) of the Parent Disclosure Schedule sets forth a list of Parent employees that have not executed a confidentiality agreement or an invention assignment agreement with Parent, the forms of which agreements have been provided or made available to IGPAC or its counsel or other representatives.

h.	To Parent’s Knowledge, it has not received from any employee any confidential information, trade secrets, unpublished documents or property belonging to any former employer or any third party to whom such employee has an obligation of confidentiality.

    2.13       Restrictions on Business Activities. Except as disclosed in Section 2.13 of the Parent Disclosure Schedule hereto, to the Knowledge of Parent, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or its assets or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

    2.14        Title to Property.

a.	Parent does not own any real property. Section 2.14(a) of the Parent Disclosure Schedule hereto sets forth all Leased Real Property. All Personal Property is shown or reflected on the balance sheet included in the Audited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements. Parent has a good, valid and enforceable leasehold interest in each item of Leased Real Property and owns and has good and marketable title to each other item of Personal Property, and all such Personal Property is in each case held free and clear of all Liens except for liens and encumbrances disclosed in the Audited Financial Statements or in Section 2.14(a) of the Parent Disclosure Schedule hereto. All items of Leased Real Property and Personal Property are in good and operable condition, ordinary wear and tear excepted, and are suitable for the purposes for which they are intended to be used, except where the failure to comply with the foregoing is not reasonably expected to have a Material Adverse Effect on Parent.

b.	All leases for Leased Real Property and Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Parent or, to the Knowledge of Parent, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on Parent.

    2.15        Taxes. Except as set forth in Schedule 2.15 hereto:

a.	Parent has timely filed all Returns required to be filed by Parent with any Tax Authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns or has made provision for the payment of all amounts due pursuant to such Returns in the Audited Financial Statements.

b.	All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable, except where failure to withhold or collect would not be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

c.	Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, except where any such delinquency, deficiency, or waiver would not be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

d.	To the Knowledge of Parent, no audit or other examination of any Return of Parent by any Tax authority is presently in progress. Parent has not been notified of any request for such an audit or other examination.

e.	No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or, to the Knowledge of the Parent, to any representative of the Parent.

f.	Parent has no liability for any material unpaid Taxes which has not been accrued for or reserved on Parent's balance sheets included in the Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business.

g.	Income Tax Ruling. No application or request for a ruling is required to be filed nor is any ruling required to be made by any applicable tax authority in connection with the consummation of the transactions contemplated by this Agreement.

    2.16        Environmental Matters.

a.	Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent: (i) Parent has complied with all applicable Environmental Laws; (ii) the properties currently operated by Parent (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances by any action of Parent; (iii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property caused by Parent, and to the Knowledge of Parent it is not subject to liability for any Hazardous Substance disposal or contamination on any third party property caused by a third party; (iv) Parent has not been associated with any release of any Hazardous Substance; (v) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (vi) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

b.	As used in this Agreement, the term "Environmental Law" means any Israeli law, regulation, order, decree, permit, or authority requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

c.	As used in this Agreement, the term "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any applicable Environmental Law. To the extent required under applicable Environmental Law, Parent has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for operating the Leased Real Property under applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

d.	There are no pending or, to the Knowledge of Parent, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Leased Real Property under applicable Environmental Law, or (ii) the restoration, remediation or reclamation of any Leased Real Property, except as set forth on Section 2.16 of the Parent Disclosure Schedule.

e.	Except as set forth on Section 2.16 of the Parent Disclosure Schedule, to the Knowledge of Parent, there are no environmental investigations, studies or audits with respect to any of the Leased Real Property in the possession of Parent.

    2.17       Brokers; Third Party Expenses. Except as disclosed on Section 2.17 of the Parent Disclosure Schedule and on Section 3.26 of the IGPAC Disclosure Schedule, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Article I of this Agreement, no shares, options, warrants or other securities of Parent are payable to any third party by Parent as a result of the Merger.

    2.18        Intellectual Property.

a.	Except as disclosed on Section 2.18 of the Parent Disclosure Schedule hereto, no Parent Intellectual Property or Parent Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property or Parent Product, which in any such case could reasonably be expected to have a Material Adverse Effect on Parent.

b.	Except as disclosed on Section 2.18 of the Parent Disclosure Schedule hereto, Parent owns and has good and exclusive title to each material item of Parent Intellectual Property owned by it, free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and Parent is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of Parent including the sale of any products or the provision of any services by Parent.

c.	To the Knowledge of Parent, the operation of the business of Parent as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of Parent Products and (ii) Parent's use of any product, device or process has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction where Parent operates.

    2.19        Agreements, Contracts and Commitments.

a.	Section 2.19(a) of the Parent Disclosure Schedule hereto sets forth a complete and accurate list of all Material Parent Contracts, specifying the parties thereto.

b.	Except as disclosed on Section 2.19(a) of the Parent Disclosure Schedule, each Parent Contract was entered into at arms' length, is in full force and effect, is valid and binding upon and enforceable against Parent, except where any such failures are not reasonably likely to have a Material Adverse Effect on Parent and except further as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of rights generally and by general principles of equity, and, to the Knowledge of Parent, is valid and binding upon and enforceable against each of the other parties thereto except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of rights generally and by general principles of equity. True, correct and complete copies of all Material Parent Contracts (or written summaries in the case of oral Material Parent Contracts) have been heretofore made available to IGPAC or its counsel.

c.	Except as set forth in Section 2.19(c) of the Parent Disclosure Schedule, neither Parent nor, to the Knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Parent Contract, except where any such breach or default would not have a Material Adverse Effect upon Parent. No party to any Material Parent Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent.

    2.20       Insurance. Section 2.20 of the Parent Disclosure Schedule sets forth Parent’s Insurance Policies which Parent reasonably believes are adequate in amount and scope for the business in which it is engaged.

    2.21       Governmental Actions/Filings. Except as set forth in Section 2.21 of the Parent Disclosure Schedule: (i) Parent has been granted and holds, and has made, all applicable Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for the provision of all services provided by Parent (as presently conducted) or used or held for use by Parent), except where any such failure in compliance would not reasonably be expected to have a Material Adverse Effect upon Parent, and true, complete and correct copies of which have heretofore been made available to IGPAC or its counsel; (ii) each such Governmental Action/Filing is in full force and effect and will not expire prior to Closing (except to the extent such expiration is not reasonably expected to have a Material Adverse Effect), and Parent is in substantial compliance with all of its obligations with respect thereto except where any such failure in compliance would not reasonably expected to have a Material Adverse Effect upon Parent; (iii) no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon Parent; and (iv) except for such Governmental Action/Filing to be obtained, secured or made by Parent prior to the Closing, no Governmental Action/Filing is necessary to be obtained, secured or made by Parent to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice except such actions or filings, either individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect upon Parent.

    2.22       Interested Party Transactions. Except as set forth in Section 2.22 of the Parent Disclosure Schedule hereto or in the Audited Financial Statements, no officer, director or shareholder of Parent or a member of his or her immediate family is indebted to Parent, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary or other compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Parent, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Section 2.22 of the Parent Disclosure Schedule, to the Knowledge of Parent, none of such individuals has any direct or indirect ownership interest in any Person who is a party to a Material Parent Contract, or in any Person that competes with Parent, except that each shareholder, officer or director of Parent and members of their respective immediate families may own less than 1% of the outstanding stock in publicly traded companies that may compete with Parent. Except as set forth in Section 2.22 of the Parent Disclosure Schedule, to the Knowledge of Parent, no officer, director or shareholder of Parent or any member of their immediate families is, directly or indirectly, interested in any Material Parent Contract with Parent (other than such contracts as relate to any such Person’s ownership of the share capital or other securities of Parent or such Person’s employment with Parent).

    2.23       Corporate Approvals. The respective boards of directors of Parent and of Merger Sub have, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

    2.24       Registration Statement/Proxy Statement. The written information to be supplied by Parent, specifically regarding Parent, for inclusion in the F-4 registration statement (“Registration Statement”) to be filed by Parent and the proxy statement (which comprises a portion of the Registration Statement) to be sent to the stockholders of IGPAC in connection with the special meeting of stockholders of IGPAC (the “Special Meeting”) to consider and vote on a proposal to adopt this Agreement (such proxy statement, as the same may be amended or supplemented, the “Proxy Statement”) shall not on the date the Proxy Statement is first mailed to the stockholders of IGPAC, at the time of the Special Meeting and at the Closing Date, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading , or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by IGPAC for the Special Meeting which has in the interim become false or misleading in any material respect.

    2.25       Parent Shareholder Undertaking. Parent has received as of the date of this Agreement, and has furnished IGPAC with a copy, of a fully executed letter of undertaking substantially in the form as set forth in Exhibit E (the “ Parent Shareholder Undertaking”) by the shareholders of Parent listed in Exhibit E1 (the “Executing Parent Shareholders”).

    2.26       Voting Agreements. Parent has received as of the date of this Agreement, and has furnished IGPAC with a copy, of fully executed voting agreements entered into between each of the Executing Parent Shareholders and IGPAC whereby each Executing Parent Shareholder has agreed to vote all of their respective shares of Parent in favor of the adoption of this Agreement, the Merger and the other transactions contemplated hereby in the form attached hereto as Exhibit F. The shares of Parent held by the Executing Parent Shareholders comprise the Requisite Parent Vote. The “Requisite Parent Vote” shall mean for the purposes of this Section 2.26 an affirmative vote of at least a majority of the shares of Parent, on an as converted basis, which majority must include at least sixty percent of the Parent Preferred Shares, which is sufficient for the approval of this Agreement, the Merger and the other transactions contemplated hereby.

    2.27       Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement, as modified in the Parent Disclosure Schedule, and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder when all such documents are read together in their entirety, are, to the Knowledge of Parent (i) true and complete in all material respects, (ii) do not contain any untrue statement of a material fact or (iii) omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstances under which they were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IGPAC

        Subject to the exceptions set forth in the schedules of IGPAC delivered by IGPAC concurrently herewith (the “IGPAC Disclosure Schedule”) (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article III to the extent that it is reasonably apparent on its face from reading of the disclosure item that such disclosure is applicable) and as inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, IGPAC represents and warrants to Parent and Merger Sub, as follows:

    3.1        Organization and Qualification; Business; Restrictions on Business Activities.

a.	IGPAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and has obtained all Approvals to own, lease and operate its assets and properties and to carry on its business as it is now duly constituted and conducted. Complete and correct copies of the Charter Documents of IGPAC, as amended and currently in effect, have been heretofore delivered or made available to Parent. IGPAC is not in violation of any of the provisions of IGPAC’s Charter Documents.

b.	IGPAC does not currently conduct any business activity and its assets consist solely of cash.

c.	There is no agreement, commitment, judgment, injunction, order or decree binding upon IGPAC or its assets or to which IGPAC is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of IGPAC or, following the Closing, of Parent, any acquisition of property by IGPAC or the conduct of business by IGPAC or, following the Closing, of Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on IGPAC or, following the Closing, on Parent.

d.	The minute books of IGPAC contain true, complete and accurate summary of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders since inception and copies of such corporate records have been heretofore made available to Parent or its counsel.

e.	The share register of IGPAC contains true, complete and accurate records of the share ownership as of the date of such records. Copies of the share register of IGPAC have been heretofore made available to Parent or its counsel.

    3.2       Subsidiaries. IGPAC has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and IGPAC has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any Person.

    3.3        Capitalization.

a.	As of the date of this Agreement, the authorized capital stock of IGPAC consists of 40,000,000 shares of IGPAC Common Stock; 12,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”); and 5,000 preferred shares, par value $0.0001 per share (“Preferred Stock”); of which 1,065,100 shares of IGPAC Common Stock and 10,236,000 shares of Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. IGPAC has sufficient reserves for the issuance of IGPAC Common Stock in connection with the exercise of the IGPAC Warrants, the Underwriters Purchase Option and any shares of IGPAC Common Stock issued pursuant to exercise of IGPAC Warrants or the Underwriter Purchase Option will be validly issued, fully paid and nonassessable. No shares of IGPAC are and no IGPAC Stock will as of the Effective Time be subject to any Liens or Encumbrances imposed by IGPAC or pre-emptive rights of any kind. There are no commitments or agreements of any character to which IGPAC is bound obligating IGPAC to accelerate the vesting of any IGPAC Warrants or the Underwriters Purchase Option (other than pursuant to the terms of the IGPAC Warrants or the Underwriter Purchase Option themselves).

b.	Immediately prior to the Closing the issued and outstanding share capital of IGPAC shall not exceed the amount of issued and outstanding shares as of the date of this Agreement.

c.	Other than with respect to 10,696,000 shares of IGPAC Common Stock, issuable upon the conversion of shares of Class B Common Stock, (which number includes the 460,000 shares of Class B Common Stock issuable upon the exercise of the Underwriter Purchase Option) 13,171,000 shares of IGPAC Common Stock issuable upon the exercise of 13,171,000 outstanding Class W Warrants (including 460,000 shares of IGPAC Common Stock issuable upon the exercise of 460,000 Class W Warrants to be issued in the event of the exercise of the Underwriter Purchase Option) and 8,050,000 shares of IGPAC Common Stock issuable upon the exercise of 8,050,000 outstanding Class Z Warrants (including 250,000 shares of IGPAC Common Stock issuable upon the exercise of 250,000 Class Z Warrants to be issued in the event of the exercise of the Underwriter Purchase Option), and 50,000 shares of IGPAC Common Stock issuable upon the exercise of the Underwriter Purchase Option no shares of IGPAC Common Stock, Class B Common Stock or Preferred Stock are reserved for issuance upon the exercise of and there are no outstanding warrants, instruments or other rights to acquire shares or securities convertible or exchangeable for shares or convertible securities of IGPAC, including loans convertible into shares to purchase IGPAC Common Stock, Class B Common Stock or Preferred Stock. All shares of IGPAC Common Stock and Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of IGPAC Common Stock, all outstanding shares of Class B Common Stock, and all outstanding IGPAC Warrants have been issued and granted in compliance with (x) all applicable securities laws (in all material respects) and other applicable laws and regulations, and (y) all requirements set forth in any applicable IGPAC Contracts (as defined below). IGPAC has heretofore delivered or made available to Parent true, complete and accurate copies of IGPAC Warrants, including any and all documents and agreements relating thereto. For purposes hereof, the term “IGPAC Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which IGPAC is a party or by or to which any of the properties or assets of IGPAC may be bound, subject or affected (including without limitation notes or other instruments payable to IGPAC).

d.	Except as set forth in the IGPAC SEC Reports (as defined in Section 3.7), there are no registrations rights (which rights will be terminated prior to the Closing, but which registration rights will be included in the Registration Rights Agreement in the form of Exhibit J hereto), and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which IGPAC is a party or by which IGPAC is bound with respect to any equity security of any class of IGPAC.

e.	Except as described above, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which IGPAC is a party or by which it is bound obligating IGPAC to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of IGPAC or obligating IGPAC to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

f.	The price per share at which IGPAC Common Stock may be purchased at the time a Class W Warrant or a Class Z Warrant is exercised is $5.00 or in the case of Class W Warrants and Class Z Warrants included in the Underwriter Purchase Option, $5.50 (the “IGPAC Warrant Price”). IGPAC has not decreased the IGPAC Warrant Price. The period during which each Class W Warrant and Class Z Warrant may be exercised is as set forth in the Registration Statement of IGPAC’s Form S-1, declared effective July 11, 2006 (the “IGPAC Warrant Expiration Dates”). IGPAC has not extended the IGPAC Warrant Expiration Dates.

    3.4       Authority Relative to this Agreement. IGPAC has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which IGPAC has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out IGPAC’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by IGPAC of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of IGPAC (including the approval by its Board of Directors), and no other corporate proceedings on the part of IGPAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than IGPAC Stockholder Approval (as defined in Section 3.23). This Agreement has been duly and validly executed and delivered by IGPAC and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of IGPAC, enforceable against IGPAC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

    3.5        No Conflict; Required Filings and Consents.

a.	Except as set forth in Section 3.5(a) of the IGPAC Disclosure Schedule, the execution and delivery of this Agreement by IGPAC does not, and the performance of this Agreement by IGPAC shall not: (i) conflict with or violate IGPAC’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair IGPAC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of IGPAC pursuant to, any IGPAC Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any IGPAC Contracts, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on IGPAC.

b.	The execution and delivery of this Agreement by IGPAC does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which IGPAC is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IGPAC, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

    3.6       Compliance. IGPAC has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on IGPAC. The business and activities of IGPAC have not been and are not being conducted in violation of any Legal Requirements. IGPAC is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by IGPAC (and IGPAC has no Knowledge of any such notice delivered to any representative of IGPAC). IGPAC is not in violation of any term of any IGPAC Contracts, except for failure to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on IGPAC.

    3.7        SEC Filings; Financial Statements.

a.	IGPAC has made available to Parent a correct and complete copy of each report, registration statement and definitive proxy statement filed by IGPAC with the SEC (the “IGPAC SEC Reports”), which are all the forms, reports and documents required to be filed by IGPAC with the SEC prior to the date of this Agreement. As of their respective dates IGPAC SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IGPAC SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, IGPAC makes no representation or warranty whatsoever concerning IGPAC SEC Reports as of any time other than the time they were filed. IGPAC has timely made all filings required by the Securities Act or the Exchange Act and the rules and regulations of the SEC.

b.	Each set of financial statements (including, in each case, any related notes thereto) contained in IGPAC SEC Reports, including each IGPAC SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of IGPAC at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount and are in accordance with U.S. GAAP.

c.	IGPAC does not need to file any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to the IGPAC SEC Report.

d.	Since inception, the books of account and other similar financial books and records of IGPAC have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth, except for transactions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on IGPAC.

    3.8        Indebtedness. IGPAC has no indebtedness for borrowed money.

    3.9       Over-the-Counter Bulletin Board Quotation. IGPAC Common Stock is quoted on the Over-the Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to IGPAC’s Knowledge, threatened against IGPAC by NASDAQ or Financial Industry Regulatory Authority (FINRA), including with respect to any intention by such entities to prohibit or terminate the quotation of IGPAC Common Stock on the OTC BB.

    3.10       Board Approval. The Board of Directors of IGPAC (including any required committee or subgroup of the Board of Directors of IGPAC) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the Shareholders, and (iii) determined that the fair market value of Parent is equal to at least 80% of IGPAC’s net assets.

    3.11       Trust Fund. As of March 3, 2008 , IGPAC has an amount of fifty four million five hundred and fifty thousand Dollars ($54,550,000) (including accrued interest) invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Lehman Brothers (the “Trust Fund”). All such amounts plus interest thereon less any amounts paid to holders of Class B Common Stock who voted against the Merger and converted their shares of Class B Common Stock into the right to receive cash from the Trust Fund as set forth in Section 1.5(a) above will be in the Trust Fund and shall vest in and be transferred to an account of Surviving Corporation designated by the Surviving Corporation at the Effective Time. Except as set forth in Section 3.11 of the IGPAC Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the Knowledge of IGPAC, threatened against the Trust Fund and to the Knowledge of IGPAC, no person has any right to make any claim against the Trust Fund, except for claims pursuant to IGPAC’s Charter Documents by holders of Class B Common Stock who vote against the Merger and convert their shares of Class B Common Stock into the right to receive cash from the Trust Fund as set forth in Section 1.5(a).

    3.12       Office of the Chief Scientist. IGPAC is aware that Parent has received financing for certain research and development projects through the OCS and is aware, and agrees to the application of the provisions of the Law for the Encouragement of Industrial Research and Development, 5744-1984 and the regulations promulgated thereunder and their applicability to Parent including, inter alia:

a.	Parent’s obligation to pay royalties to the State of Israel;

b.	that the manufacture of any product developed as a result of any project so funded takes place in the State of Israel unless the Research Committee of the OCS pursuant to the above law otherwise determines, subject to and pursuant to the above law; and

c.	that know how derived for any project so funded may not be transferred to third parties without the approval of the Research Committee of the OCS subject to and pursuant to the above law.

    3.13       Government Filings. Other than as contemplated herein, IGPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by IGPAC of the transactions contemplated herein. IGPAC has been granted and holds and has made all applicable Governmental Actions/Filings required for the operation of its business, except where any such failure in compliance would not be reasonably expected to have a Material Adverse Effect on IGPAC.

    3.14       No Undisclosed Liabilities. Except as set forth in the latest audited financial statements included within the IGPAC SEC Reports filed prior to the date hereof, to the Knowledge of IGPAC, IGPAC has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on IGPAC, except: (i) such liabilities arising in the ordinary course of IGPAC’s business or liabilities asserted prior thereto for which IGPAC is contesting in good faith the validity thereof, none of which would have a Material Adverse Effect on IGPAC; and (ii) those matters set forth in Section 3.14 of the IGPAC Disclosure Schedule hereto.

    3.15       Material Changes. Since the date of the latest audited financial statements included within IGPAC SEC Reports, except as specifically disclosed in IGPAC SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect of IGPAC, (ii) IGPAC has not declared or made any dividend or distribution of cash, stock or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) IGPAC has not undertaken any split, combination or reclassification of any of IGPAC’s share capital, (iv) IGPAC has not granted any material increase in compensation or fringe benefits to any of its directors or officers, or entered into any agreement the benefits of which are material and are contingent or the terms of which are materially altered upon the consummation of the Merger, (v) IGPAC has not made any material change in its accounting methods, principles or practices, (vi) IGPAC has not made any change in the auditors of IGPAC, (vii) IGPAC has not made any revaluation of any of its material assets, and (viii) IGPAC has not entered into any agreement, whether written or oral, to do any of the foregoing.

    3.16       Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of IGPAC, threatened against IGPAC before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the IGPAC or, following Closing, on Parent, or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

    3.17       Insurance. Section 3.17 of the IGPAC Disclosure Schedule sets forth IGPAC’s Insurance Policies which are material and IGPAC reasonably believes such Insurance Policies are adequate in amount and scope for the business in which it is engaged.

    3.18        Employee Benefit Plans; Labor and Employment Matters.

a.	IGPAC has no Plans.

b.	IGPAC has no employees. Section 3.18(b) of the Disclosure Schedule describes the relationship between IGPAC and each of Messrs. Matty Karp, Carmel Vernia and Dror Gad.

c.	(X) There are no employment related claims against IGPAC, suits, actions, or proceedings pending or, to the Knowledge of IGPAC, threatened in writing against IGPAC; except as would not reasonably be expected to have a Material Adverse Effect on IGPAC; and (Y) IGPAC is not a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by IGPAC, nor, to the Knowledge of IGPAC, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Material Adverse Effect on IGPAC, IGPAC has not received written notice of any pending charge of (i) an unfair labor practice; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by governmental agencies that IGPAC has failed to comply with any material law relating to employment or labor matters. To the Knowledge of the IGPAC, IGPAC is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons, except for any such claims that would not reasonably be expected to have a Material Adverse Effect on Parent.

d.	IGPAC is currently in compliance with all applicable laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity all amounts required to be withheld from IGPAC employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 3.18(d) as would not reasonably be expected to have a Material Adverse Effect on IGPAC.

e.	(i) All contracts of employment to which IGPAC is a party are terminable by IGPAC on three (3) months’ or less notice without penalty; and (ii) there are no legally binding established practices, plans or policies of IGPAC requiring the payment of any material amounts or the provision of any material benefits as a result of the termination of employment of any of its employees (whether voluntary or involuntary) beyond payment of 30 (thirty) days prior notice pay, severance pay, vacation pay or any other mandatory pay to the particular employee; (iii) IGPAC has no outstanding liability to pay material compensation for loss of office or employment or a material severance payment to any present or former employee; and (iv) there is no term of employment of any employee of IGPAC which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any material payment or benefit or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

f.	There are no employment agreements to which IGPAC is a party that contains change of control provisions.

    3.19        Taxes. Except as set forth in Section 3.19 of the IGPAC Disclosure Schedule:

a.	IGPAC has timely filed all Returns required to be filed by IGPAC with any Tax Authority prior to the date hereof, except such Returns which are not material to IGPAC. All such Returns are true, correct and complete in all material respects. IGPAC has paid all Taxes shown to be due on such Returns or has made provision for the payment of all amounts due pursuant to such Returns in the audited financial statements or is contesting the payment of such Taxes in good faith.

b.	All Taxes that IGPAC is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable, except where failure to withhold or collect would not be expected, individually or in the aggregate, to have a Material Adverse Effect on IGPAC.

c.	IGPAC has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against IGPAC, nor has IGPAC executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, except where any such delinquency, deficiency, or waiver would not be expected, individually or in the aggregate, to have a Material Adverse Effect on IGPAC.

d.	To the Knowledge of IGPAC, no audit or other examination of any Return of IGPAC by any Tax authority is presently in progress. IGPAC has not been notified of any request for such an audit or other examination by a Tax authority.

e.	No adjustment relating to any Returns filed by IGPAC has been proposed in writing by any Tax authority to IGPAC or, to the Knowledge of the IGPAC, to any representative thereof.

f.	IGPAC has no liability for any material unpaid Taxes which has not been accrued for or reserved on IGPAC's latest balance sheets included in the IGPAC SEC Reports filed prior to the date hereof, whether asserted or unasserted, contingent or otherwise, which is material to IGPAC, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of IGPAC in the ordinary course of business or is contesting the payment of such Taxes in good faith.

    3.20       Income Tax Ruling. No application or request for a ruling is required to be filed nor is any ruling required to be made by any applicable tax authority in connection with the consummation of the transactions contemplated by this Agreement, provided however, that IGPAC and/or its shareholders may, at their own discretion request income tax rulings with respect to the transactions contemplated hereunder from the relevant tax authorities.

    3.21        Agreements, Contracts and Commitments.

a.	Section 3.21(a) of the IGPAC Disclosure Schedule hereto sets forth a complete and accurate list of all IGPAC Contracts, specifying the parties thereto.

b.	Except as disclosed on Section 3.21(b) of the IGPAC Disclosure Schedule, each IGPAC Contract is in full force and effect, is valid and binding upon and enforceable against IGPAC , except where any such failures are not reasonably likely to have a Material Adverse Effect on IGPAC and except further as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of rights generally and by general principles of equity, and, to the Knowledge of IGPAC, is valid and binding upon and enforceable against each of the other parties thereto except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of rights generally and by general principles of equity. True, correct and complete copies of all IGPAC Contracts (or written summaries in the case of oral IGPAC Contracts) have been heretofore made available to Parent or its counsel.

c.	Except as set forth in Section 3.21(c) of the IGPAC Disclosure Schedule, neither IGPAC nor, to the Knowledge of IGPAC, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any IGPAC Contract, except where any such breach or default would not have a Material Adverse Effect upon IGPAC. No party to any IGPAC Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on IGPAC.

d.	Other than with Parent, IGPAC has not entered into any letter of intent, memorandum of understanding or similar document or understanding, whether binding or non-binding, with respect to a possible “Business Combination”, as such term is defined in IGPAC’s certificate of incorporation as in effect on the date hereof, and which is still in effect (a “Business Combination”).

    3.22       Interested Party Transactions. Except as set forth in Section 3.22 of the IGPAC Disclosure Schedule hereto or in the IGPAC SEC Reports filed prior to the date hereof, no officer, director or shareholder of IGPAC or a member of his or her immediate family is indebted to IGPAC, nor is IGPAC indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of IGPAC. Except as set forth in Section 3.22 of the IGPAC Disclosure Schedule, or in the IGPAC SEC Reports filed prior to the date hereof, to the Knowledge of IGPAC, no officer, director or shareholder of IGPAC or any member of their immediate families is, directly or indirectly, interested in any IGPAC Contract (other than such contracts as relate to any such Person’s ownership of the share capital or other securities of Parent or such Person’s employment with IGPAC). Except as set forth in the IGPAC SEC Reports filed prior to the date hereof, none of the officers or directors of IGPAC is presently a party to any transaction with IGPAC (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the Knowledge of IGPAC, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

    3.23       Stockholder Approvals. The affirmative vote of a majority of outstanding Class B Common Stock present in person or represented by proxy and voting at the Special Meeting and the affirmative vote of a majority of all of the outstanding shares of IGPAC capital stock, voting together without distinction as to class (the “IGPAC Stockholder Approval”) constitute the requisite votes necessary for the adoption and approval of this Agreement and the Merger and any transactions contemplated hereby in accordance with IGPAC’s Charter Documents, provided, however, that this Agreement, the Merger and any transactions contemplated hereby will not be consummated if the holders of 20% or more of the shares of Class B Common Stock outstanding exercise their conversion rights in accordance with IGPAC’s Charter Documents.

    3.24       Registration Statement/Proxy Statement. The written information to be supplied by IGPAC, specifically regarding IGPAC, for inclusion in the Registration Statement which comprises a portion of the Proxy Statement, shall not on the date the Statement is first mailed to the stockholders of IGPAC, at the time of the Special Meeting and at the Closing Date, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by IGPAC for the Special Meeting which has in the interim become false or misleading in any material respect.

    3.25       Brokers; Third Party Expenses. Except for the Deductible IGPAC Expenses, as more fully described in Section 3.25 of the IGPAC Disclosure Schedule, and except as otherwise set forth in Section 3.25 of the IGPAC Disclosure Schedule, IGPAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Other than the Underwriter’s Purchase Option, no securities of IGPAC are payable to any third party by IGPAC as a result of the Merger.

    3.26       Representations and Warranties Complete. The representations and warranties of IGPAC included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING DATE

    4.1       Conduct of Business by Parent and IGPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Parent, Merger Sub and IGPAC shall, except to the extent expressly provided otherwise in this Agreement or except to the extent that Parent and Merger Sub or IGPAC, as applicable, shall otherwise consent in writing, such consent not to be unreasonably withheld (pursuant to the provisions of Section 4.2 below (“Consent”)), carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its material relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, without the prior written consent of Parent and Merger Sub or IGPAC, as applicable, or except to the extent required to consummate the transactions contemplated under this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Parent, Merger Sub and IGPAC shall not do any of the following with respect to itself or its Subsidiaries:

a.	Waive any share repurchase rights, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted shares, or reprice options granted under any employee, consultant, director or other share plans or authorize cash payments in exchange for any options granted under any of such plans or amend the IGPAC Warrants (including, without limitation to amend the IGPAC Warrant Price or change the IGPAC Warrant Expiration Dates) or to amend the Underwriter Purchase Option;

b.	Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

c.	Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of Parent, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Parent license on an exclusive basis or sell any Intellectual Property of Parent;

d.	Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock except, with regard to Parent, of any adjustment by Parent pursuant to the provisions of Section 1.13;

e.	Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or IGPAC, except, with regards to Parent, of repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to share option or purchase agreements in effect on the date hereof;

f.	Other than in connection with: (i) a venture lending transaction with up to 26% warrant coverage (on a fully diluted as converted basis) (the “Venture Loan”), which Venture Loan shall be based on market terms; (ii) other bridge loans which may be extended to Parent by its shareholders or any of them (the “Bridge Loans”), which Bridge Loans together with the Venture Loan shall not exceed in the aggregate a total amount of $15,000,000, (iii) a loan from a banking or other financial institution not to exceed $15,000,000 the “Bank Loan”), and/or (iv) any adjustment pursuant to the provisions of Section 1.13 of this Agreement, neither Parent nor IGPAC shall issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, other than to employees and consultants of Parent in the ordinary course and consistent with past practice. The Bank Loan shall be extended for the sole purpose of funding the purchase by the Parent in accordance with the provisions of Section 5.16 of shares of Class B Common Stock from the holders of such shares who have indicated their desire to sell their shares and Parent hereby undertakes to use any and all of the proceeds of such Bank Loan solely for this purpose. In the event that the Venture Loan is not based on market terms, Parent shall be required to receive the prior written approval of IGPAC for such terms of the Venture Loan. Notwithstanding anything to the contrary, until the earlier to occur of: (i) the termination of this Agreement pursuant to Section 7.1 below; or (ii) the Effective Time, Parent may not transfer any shares of Class B Common Stock purchased pursuant to Section 5.16, without the consent of IGPAC, which consent shall not be unreasonably withheld;

g.	Amend its Charter Documents, except: (i) with respect to Parent, to the extent required for the consummation of the Venture Loan and the Bridge Loans and (ii) pursuant to Sections 1.13 and 2.1 above;

h.	Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or IGPAC, as applicable, other than in the ordinary course of business consistent with past practices, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services, other than in the ordinary course of business consistent with past practices;

i.	Except for the Venture Loan and Bank Loan with respect to Parent, sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) the provision of services and products and licenses of software in the ordinary course of business consistent with past practice, (B) the provision of inventory and finished goods in the ordinary course of business consistent with past practice, or (C) the sale, lease or disposition (other than under subsection (A) or (B) above) of property or assets that are not material, individually or in the aggregate, to the business of such party, or in connection with factoring of receivables in the ordinary course of Parent’s business and consistent with past practice;

j.	Except as otherwise provided herein, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate (other than guaranties with respect to services purchased in the ordinary course of business and purchase money debt in connection with the acquisition by Parent of vehicles, office equipment and operating equipment not exceeding $180,000 in the aggregate) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, provided, however, that Parent may incur indebtedness in connection with the Venture Loan and/or the Bridge Loans and/or the Bank Loan (in addition to shareholders loans existing as of the date hereof) or in connection with factoring of receivables in the ordinary course of Parent’s business and consistent with past practice;

k.	Adopt or amend any employee benefit plan, policy or arrangement, any employee share purchase, employee share option plan, option award, or option agreement or enter into any employment contract or collective bargaining agreement, other than offer letters and employment agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will” (with prior notice consistent with past practice), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices, provided, however: (i) the foregoing shall not prohibit Parent from terminating any such plans, policies, agreements or arrangements to the extent permitted by law and the terms of the applicable plan; and (ii) the foregoing shall not prohibit Parent from paying any accrued salary and benefits;

l.	Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms or as required under any judicial decision, or liabilities recognized or disclosed in the Audited Financial Statements or in the most recent financial statements included in the IGPAC SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Parent or IGPAC is a party or of which Parent or IGPAC is a beneficiary;

m.	Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Parent Contract or IGPAC Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims;

n.	Except as required by U.S. GAAP revalue any of its assets or make any change in accounting methods, principles or practices;

o.	Except in the ordinary course of business consistent with past practices and except for the Venture Loan and/or the Bridge Loans and/or the Bank Loan, incur or enter into any agreement, contract or commitment other than a Routine Operating Contract;

p.	Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

q.	Form, establish or acquire any subsidiary except as contemplated by this Agreement;

r.	Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

s.	Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

t.	Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other affiliates (other than (i) payment of salary and benefits in the ordinary course of business consistent with past practice and (ii) the Bridge Loans); or

u.	Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (t) above.

    4.2       Extraordinary Consent of Parent and IGPAC. To the extent that either Parent or IGPAC desire that a Consent (as described in Section 4.1 above) be granted to it (the “Requesting Party”) by Parent or IGPAC, as applicable (the “Consenting Party”), then the Requesting Party shall deliver a notice to the Consenting Party setting forth its request (the “Consent Request”). In case Consenting Party does not: (i) grant (in writing) Consent as requested in the Consent Request; or (ii) issue a written notice stating its refusal to provide such Consent (setting forth the reasons for such refusal); in each case within 7 calendar days after receipt of the Consent Request, then Consent shall be deemed to have been granted 7 calendar days after receipt of the Consent Request.

ARTICLE V

ADDITIONAL AGREEMENTS

    5.1        Registration Statement and Prospectus/Proxy Statement; Special Meeting.

a.	As promptly as practicable after the execution of this Agreement, Parent will prepare and file with the SEC under the Exchange Act the Registration Statement with respect to Parent Ordinary Shares to be issued in the Merger, including Parent Ordinary Shares underlying the Equivalent Warrants, which shall include the Proxy Statement to be mailed to IGPAC’s stockholders at the earliest practicable time for the purpose of soliciting proxies from such stockholders to vote in favor of the adoption of this Agreement and the approval of the Merger, at the Special Meeting. Negevtech shall use its best efforts to cause the Registration Statement to become effective and to maintain the effectiveness of such Registration Statement under the Securities Act until the expiration of the Equivalent Warrants in accordance with their terms and until all the registrable securities covered by such Registration Statement have been sold, or may be sold without volume restrictions pursuant to Rule 144, IGPAC shall furnish to Parent all information concerning IGPAC as Parent may reasonably request in connection with the preparation of the Registration Statement and shall file the Proxy Statement with the SEC in accordance with the applicable rules and regulations. IGPAC and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Parent and its counsel shall be given an opportunity to review and comment on the Proxy Statement and all other proxy materials prior to their filing with the SEC. Parent and IGPAC shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective as promptly as practicable. All documents that the parties are responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Parent and IGPAC shall also take any and all such actions to satisfy the requirements of the Securities Act, including Rule 145 thereunder, and the Exchange Act.

b.	As soon as practicable following the declaration of effectiveness of the Registration Statement, IGPAC shall distribute the Proxy Statement to its stockholders and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and its Charter Documents and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of IGPAC for approval or adoption at the Special Meeting.

c.	Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement, and IGPAC shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation and distribution of the Proxy Statement and the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

d.	IGPAC, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that its stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the IGPAC Stockholder Approval.

    5.2        Directors and Officers of IGPAC following the Merger. Immediately after the Closing, Parent shall take the necessary action to cause (i) the directors of Merger Sub to be the directors of the Surviving Corporation and (ii) the officers of Merger Sub to be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

    5.3        Other Actions.

a.	At least five (5) days prior to Closing, IGPAC, with assistance from Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Parent and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”) and a draft Form 15 relating to the termination of registration under the Exchange Act (“Form 15”), both of which shall be in a form reasonably acceptable to Parent and in a format acceptable for EDGAR filing. Prior to Closing, Parent and IGPAC shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Promptly following the Closing, IGPAC shall file the Merger Form 8-K with the SEC and IGPAC and Parent shall cooperate to distribute the Press Release.

b.	Parent and IGPAC shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of Parent and IGPAC) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of Parent and IGPAC shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of Parent and IGPAC shall act reasonably and as promptly as practicable.

    5.4       Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, Parent and IGPAC shall each, following written request by the other, furnish the other with reasonable written information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of Parent or IGPAC to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

    5.5        Confidentiality; Access to Information.

a.	Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. The party receiving such confidential information may make limited disclosures to such party’s employees, officers, directors and agents to the extent reasonably required for the performance of their duties for the purpose of this Agreement, provided such employees, officers, directors and agents are legally required to abide by the confidentiality and non-use provisions hereof, and provided further, that the party receiving such confidential information shall at all times remain liable for the compliance of such employees, officers, directors and agents with the terms hereof and for any unauthorized disclosure of any confidential information by such employees, officers, directors and agents. Such confidentiality obligations will not apply to (i) information which was known to a party or their respective agents (as shown in such party’s records) prior to receipt from the other party; (ii) information which is or becomes generally known through no breach of confidentiality undertakings towards a party; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; or (iv) disclosure required by law, including any notification or filing under the Israeli Securities Law provided, however, that such party shall provide prompt prior written notice thereof to the other party to enable it to seek a protective order or otherwise prevent or contest such disclosure. In the event this Agreement is terminated as provided in Article VII hereof, each party (i) will return or cause to be returned to the other party all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other party in connection with the Merger contemplated hereby.

b.	Access to Information.

    (i)        Parent will afford IGPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as IGPAC may reasonably request. No information or knowledge obtained by IGPAC in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    (ii)        IGPAC will afford Parent and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of IGPAC during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of IGPAC, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    (iii)        Notwithstanding anything to the contrary contained herein, each party (“Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

    5.6        Charter Protections; Directors’ and Officers’ Liability Insurance.

a.	Subject to applicable law, all rights to indemnification for acts and/or omissions occurring through the Closing Date and all exemptions and releases from the liability for damages due to, or arising or resulting from, a breach of their duty of care and fiduciary duty to Parent, Merger Sub or IGPAC now existing in favor of the current directors and officers of Parent and/or Merger Sub and/or current directors and officers of IGPAC as provided in the Charter Documents of Parent and/or Merger Sub and/or IGPAC or in any indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms.

b.	If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.6. The foregoing provisions under this Section 5.6 shall not be terminated or modified in any manner as to adversely affect any current officers and directors of IGPAC, Merger Sub or Parent (and their heirs and legal representatives) without the express written consent of such affected parties.

c.	For a period of five (5) years after the Closing Date, Parent shall maintain in effect policies ensuring the liability of IGPAC’s directors and officers insurance with respect to matters existing or occurring prior to the Closing Date (including without limitation, acts or omissions occurring in connection with the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement and the consummation of such transactions hereby).

d.	In the event that a demand, claim or suit is brought or asserted against any of the officers and/or directors of IGPAC with respect to matters existing or occurring prior to the Closing Date (including, without limitation, acts or omissions occurring in connection with the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement and the consummation of such transactions hereby) in their capacities as such, then Parent shall, and shall cause the Surviving Corporation to, afford such officers and directors and their counsel and other representatives, reasonable access, on normal business hours, upon reasonable notice, to information and documents relating to such demand, claim or suit and the defense thereof, subject to such officers and directors signing a confidentiality undertaking in form or substance reasonably satisfactory to Parent with respect to confidential information and documents being so disclosed. Parent shall, and shall cause the Surviving Corporation to, reasonably cooperate with such officers and/or directors in connection with the defense of such demand, claim or suit.

    5.7       Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it (including, but not limited to, all filings or notices necessary to provide to third parties or Governmental Entities to obtain necessary consents and/or approvals with respect to contemplated transactions), and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of the other party, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a trading system, in which cases, such public announcement, notice or communication shall be made in coordination with the other party. Each party will not unreasonably withhold approval from the others with respect to any press release, public announcement, provision of notice, or request for third party consent, or notification or other filing with any Governmental Entity relating to this Agreement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. The form of the press release to be released in connection with this Agreement is attached hereto. Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this Agreement, IGPAC will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which IGPAC shall consult with Parent and provide Parent with a draft of such Current Report no less than two (2) Business Days prior to the filing. Unless objected to by Parent by written notice given to IGPAC within two (2) Business Days prior to such filing specifying the language to which objection is taken (in which case IGPAC shall consider Parent’s objections and use reasonable best efforts to revise the Current Report accordingly), any language included in such Current Report shall be deemed to have been approved by Parent and may be used in other filings made by IGPAC or Parent with the SEC.

    5.8       Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including, but not limited to the provisions of Article VI, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5(b) of the Parent Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, IGPAC and its board of directors and Parent and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require IGPAC or Parent to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

    5.9       Lock Up Restrictions. Certain Parent Ordinary Shares held by Executing Parent Shareholders prior to the Effective Time shall be subject to lock-up restrictions for six months from the Effective Time in accordance with the provisions of a lock-up agreement attached hereto as Exhibit G-1 (the “Lock-Up Agreement”), provided that all officers and directors of IGPAC shall enter into the lock-up agreement attached hereto as Exhibit G-2. During the lock-up period, other than as provided for in the Lock-Up Agreement, such Persons may not offer, sell or contract to sell, pledge, grant any option or right to purchase or otherwise transfer or dispose of any shares of Parent Ordinary Shares subject to the lock-up restrictions to any other party. All certificates representing Parent Ordinary Shares subject to the lock-up restrictions hereunder shall bear restrictive legends referencing the lock-up periods set forth in this section.

    5.10       No Claim Against Trust Fund. Parent acknowledges that, if the transactions contemplated by this Agreement are not consummated by IGPAC by July 18, 2008, IGPAC may be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, other than (i) with respect to its right as a stockholder of IGPAC (to the extent that pursuant to this Agreement it has purchased shares of Class B Common Stock), to claim its pro rata portion of the Trust Fund, or (ii) as a result of the Merger in accordance with Section 6.2(i), Parent hereby waives all rights against IGPAC to collect from the Trust Fund any moneys that may be owed to it by IGPAC for any reason whatsoever, including but not limited to a breach of this Agreement by IGPAC or any negotiations, agreements or understandings with IGPAC, and will not seek recourse against the Trust Fund for any reason whatsoever.

    5.11       Disclosure of Certain Matters. Each of IGPAC and Parent will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (c) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of IGPAC or Parent, or (d) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Parent Disclosure Schedule or the IGPAC Disclosure Schedules (the “Parties Schedules”), as the case may be, being delivered concurrently with the execution of this Agreement and annexed hereto, and to provide additional Parties Schedules, with respect to any material matter hereafter arising or discovered. The obligations of the parties to amend or supplement the Parties Schedules being delivered herewith and to provide any additional Parties Schedules shall terminate on the Closing Date.

    5.12       NASDAQ Listing. Parent and IGPAC shall use their reasonable best efforts to obtain the listing for trading on NASDAQ (or any other nationally recognized securities exchange) of the Parent Ordinary Shares. If such listing is not obtained by the Closing, Parent shall continue to use its reasonable best efforts after the Closing to obtain such listing.

    5.13        No Solicitation.

        From the date hereof until earliest of the Closing or the termination of this Agreement pursuant to its terms:

a.	Other than in connection with the Venture Loan, the Bridge Loans and the Bank Loan, Parent will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than IGPAC and its designees) concerning any merger, sale of ownership interests and/or assets of Parent, recapitalization or similar transaction.

b.	IGPAC will not, and will cause its employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization, Business Combination or similar transaction (“IGPAC Solicitation”).

    5.14       Parent, Merger Sub and IGPAC Actions. Each of Parent, Merger Sub and IGPAC shall use their commercially reasonable efforts to take such actions as are reasonably necessary to fulfill their obligations under this Agreement and to enable the other parties to fulfill their obligations hereunder.

    5.15       Post Transaction Name, Headquarters, and Operations. The name of Parent shall continue to be Negevtech Ltd. and the name of the Surviving Corporation will be Negevtech Corporation or any other name determined by Parent, and the corporate headquarters of Parent and the Surviving Corporation shall be located in such places as shall be decided by the board of directors of Parent from time to time following the Closing.

    5.16       Parent Undertaking to Purchase Class B Common Stock. Parent shall purchase shares of Class B Common Stock in negotiated transactions with holders of such shares who have indicated their desire to sell such shares, provided that the aggregate amount that Parent shall expend on such purchases will not be required to exceed $15,000,000, less any amounts, if any, expended by shareholders of Parent in the purchase of Class B Common Stock and provided further that such purchases by Parent shall only be made to the extent necessary to obtain the requisite number of Class B Common Stock at the Special Meeting to approve the Merger in accordance with IGPAC’s Charter Documents. The aggregate amount to be expended, the price per share to be paid for each share of Class B Common Stock and the timing of such purchases, shall all be determined by the Committee. Such purchases by Parent will be made subject to applicable law (including receipt by Parent of any authorizations or approvals from the competent courts in connection therewith) and will be prior to the Special Meeting and only in order to obtain the requisite number of Class B Common Stock at the Special Meeting to approve the Merger. As part of any such purchases, Parent shall obtain the right to vote such shares (if purchased after the record date of the Special Meeting) in favor of the Merger.

    5.17       IGPAC Undertaking to Dissolve. Without derogating from the provisions of Section 7.2 and 7.3, in the event this Agreement is terminated pursuant to the provisions of Article 7.1, IGPAC shall not enter into a Business Combination or similar transaction anywhere and shall dissolve itself as soon as reasonably practicable following such termination in accordance with the terms of IGPAC Charter Documents in effect on the date of this Agreement.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

    6.1       Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

a.	No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any of the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the Merger or any of the transactions contemplated by this Agreement, substantially on the terms contemplated by this Agreement.

b.	IGPAC Stockholder Approval. The IGPAC Stockholder Approval shall have been duly approved and adopted by the Stockholders of IGPAC by the requisite vote under the laws of the State of Delaware and the IGPAC Charter Documents.

c.	IGPAC Common Stock. Holders of twenty percent (20%) or more of the shares of IGPAC’s Class B Common Stock issued in IGPAC’s initial public offering of securities and outstanding shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with IGPAC’s Charter Documents.

d.	Governmental Approvals. Approvals from any Governmental Entity, including but not limited to approval of the OCS, the Investment Center, and the Israeli Securities Authority, necessary for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained and any waiting period applicable to the consummation of the Merger shall have expired or been terminated.

e.	Agreements and Documents. IGPAC and Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) Fully executed Exchange Agreement in the form of Exhibit B.

(ii) Lock-Up Agreements with each of the Executing Parent Shareholders and the IGPAC directors and officers in the form of Exhibits G-1 and G-2 shall be in full force and effect.

f.	Registration Statement Effective. The SEC shall have declared effective the Registration Statement and there shall be no stop order pending or threatened in connection therewith.

    6.2       Additional Conditions to Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent:

a.	Representations and Warranties. Each representation and warranty of IGPAC contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of IGPAC contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of IGPAC by an authorized officer of IGPAC (“IGPAC Closing Certificate”).

b.	Agreements and Covenants. IGPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of IGPAC) does not, or will not, constitute a Material Adverse Effect with respect to IGPAC, and IGPAC Closing Certificate shall include a provision to such effect. Without limiting the generality of the above, IGPAC shall have signed an undertaking towards the OCS.

c.	No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

d.	Consents. IGPAC shall have obtained all consents, waivers and approvals required to be obtained by IGPAC in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IGPAC and IGPAC Closing Certificate shall include a provision to such effect.

e.	Material Adverse Effect. No Material Adverse Effect with respect to IGPAC shall have occurred since the date of this Agreement.

f.	SEC Compliance. Immediately prior to Closing, IGPAC shall be in compliance with the reporting requirements under the Exchange Act.

g.	Other Deliveries. At or prior to Closing, IGPAC shall have delivered to Parent (i) copies of resolutions and actions taken by IGPAC’s board of directors and shareholders in connection with the approval of this Agreement and the Merger, the resignations of IGPAC’s directors and officers prior to the Closing and the nomination of directors to the board of directors of IGPAC pursuant to this Agreement, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

h.	The registration rights agreement (the “IGPAC RRA”) between IGPAC and its initial shareholders shall have been terminated.

i.	Parent shall have received confirmation from the administrator of the Trust Fund that the amounts therein are in immediately available funds and will be transferred to the account of the Surviving Corporation as designated by the Surviving Corporation.

j.	Press Release. IGPAC shall have delivered the Press Release to Parent, in the form of Exhibit H annexed hereto.

k.	Resignations. The persons set forth in Exhibit I shall have resigned from their positions and offices with IGPAC.

l.	Underwriter Consent. Parent shall have received the Underwriter Consent duly executed by HCFP/Brenner Securities and such Underwriter Consent shall remain in full force and effect as of the Effective Time.

m.	Amendment of Loan Agreement. The Convertible Loan Agreement dated October 29, 2007 by and between the Parent and certain of its shareholders shall have been amended to the extent required to conform to the undertakings set forth in the Parent Shareholder Undertaking.

    6.3       Additional Conditions to the Obligations of IGPAC. The obligations of IGPAC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by IGPAC:

a.	Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. IGPAC shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

b.	Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect on Parent, and Parent Closing Certificate shall include a provision to such effect.

c.	No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

d.	Consents. Parent shall have obtained all consents, waivers, permits and approvals required to be obtained by it and by Merger Sub in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and Parent Closing Certificate shall include a provision to such effect. Parent shall have obtained the requisite approval of Parent’s stockholders pursuant to Parent’s Charter Documents of the Agreement, the Merger and the transactions contemplated hereby.

e.	Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

f.	Other Deliveries. At or prior to Closing, Parent shall have delivered to IGPAC: (i) copies of resolutions and actions taken by Parent’s and Merger Sub’s boards of directors and shareholders in connection with the approval of this Agreement, the Merger and the transactions contemplated hereunder (specifically approval by Parent’s board of directors and shareholders of the Merger), and (ii) such other documents or certificates as shall reasonably be required by IGPAC and its counsel in order to consummate the transactions contemplated hereunder.

g.	The Amended and Restated Shareholders’ Rights Agreement, dated July 20, 2007, between the Parent and certain shareholders shall have been amended to be substantially in the form of Exhibit J hereto.

h.	All Parent Preferred Shares issued and outstanding prior to the Closing shall have been converted into Parent Ordinary Shares on a one-for-one ratio.

i.	Parent shall provide satisfactory evidence that the Parent Ordinary Shares, IGPAC Warrants and Parent Ordinary Shares underlying the IGPAC Warrants (subject, with regards to the IGPAC Warrants and Parent Ordinary Shares underlying the IGPAC Warrants, to the receipt of a firm commitment by the current underwriters/market makers of IGPAC to sponsor and post the quotation for such securities on the OTC BB) are eligible for trading on the OTC BB as of the Effective Time or shall have obtained the listing for trading on NASDAQ of the Parent Ordinary Shares.

j.	All shareholders of Parent who are not Executing Parent Shareholders and have not executed voting agreements pursuant to Section 2.26, and have pre-emptive rights, liquidation preference and/or similar rights that may be exercised in connection with this Agreement and any related transactions contemplated herein, will have executed (to the extent such rights have not expired or elapsed) and delivered to IGPAC written waivers relating to any such rights.

ARTICLE VII

TERMINATION

    7.1        Termination. This Agreement may be terminated at any time prior to the Closing:

a.	by mutual written agreement of IGPAC and Parent;

b.	by either IGPAC or Parent if the Merger shall not have been effective by July 18, 2008;

c.	by either IGPAC or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any of the transactions contemplated hereby, which order, decree, ruling or other action is final and non-appealable;

d.	by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of IGPAC set forth in this Agreement, or if any representation or warranty of IGPAC shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by IGPAC is curable by IGPAC prior to the Closing Date, then Parent may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from Parent to IGPAC of such breach, provided IGPAC continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such breach by IGPAC is cured during such thirty (30)-day period) and provided that in no event shall the cure period extend beyond July 18, 2008;

e.	by IGPAC, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Parent prior to the Closing Date, then IGPAC may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from IGPAC to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that IGPAC may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period) and provided that in no event shall the cure period extend beyond July 18, 2008; or

f.	by either IGPAC or Parent, if, at the Special Meeting including any adjournments or postponements thereof, this Agreement, the Merger and the transactions contemplated hereby shall fail to receive the IGPAC Stockholder Approval or the holders of 20% or more of the number of shares of Class B Common Stock issued in IGPAC’s initial public offering and outstanding exercise their rights to convert the shares of Class B Common Stock held by them into cash in accordance with IGPAC’s Charter Documents.

    7.2       Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the provisions of Section 5.5(a), Section 5.10 (No Claim Against Trust Fund), Sections 7.2, 7.3 and Article VIII (General Provisions) which shall survive the termination of this Agreement. In no event will Parent or Merger Sub be liable for any losses, expenses or other damages of IGPAC in the event of termination of this Agreement, including but not limited to termination due to a breach of this Agreement by Parent or Merger Sub or in connection with any negotiations, agreements or understandings with Parent or Merger Sub, other than as set forth in Section 7.3 below. In no event will IGPAC be liable for any losses, expenses or other damages of Parent or Merger Sub in the event of termination of this Agreement, including but not limited to termination due to a breach of this Agreement by IGPAC or in connection with any negotiations, agreements or understandings with IGPAC, other than as set forth in Section 7.3 below.

    7.3        Fees and Expenses.

a.	Except as otherwise provided in this Section 7.3, in the event that the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses including all professional and other fees and expenses that each incurs in connection herewith. In the event that the Merger is consummated, each of the Parent and/or Surviving Corporation shall be responsible for all its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including for all professional and other fees and expenses that the parties incur in connection herewith.

b.	The Parent shall pay IGPAC an amount equal to $4,000,000 (the “Termination Fee”), in the following events:

(i) all conditions to Closing have been satisfied (or with respect to IGPACs conditions to Closing have been waived by IGPAC) and the Merger has not been consummated by the Effective Time as a result of any intentional act or omission taken in bad faith by the Parent and/or the Merger Sub; and/or

(ii) IGPAC terminates this Agreement as a result of a material breach of this Agreement by the Parent and/or Merger Sub, where such breach is intentional by Parent and/or Merger Sub and committed in bad faith (provided that the Termination Fee shall not be payable by Parent pursuant to this Section 7.3(b)(ii) if at the time of termination by IGPAC, IGPAC is in material breach of this Agreement or one of the conditions to Parent’s obligations to effect the Merger (pursuant to Section 6.1 or 6.2) did not occur, unless such non-occurance is a result of an act or omission by Parent.

ARTICLE VIII

GENERAL PROVISIONS

    8.1       Non-Survival of Representations and Warranties. The representations and warranties of IGPAC, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice if then followed by postal mail of such notice or communication):

                if to IGPAC, to:

        Israel Growth Partner Acquisition Corporation
        Yahalom Tower
        3a Jabotinsky St.,
        Ramat Gan, 52520
        Israel
        Attention: Carmel Vernia
        Telephone: +972-9-9602049
        Facsimile: +972-9-9602022

                with a copy to:

        Yigal Arnon & Co.
        1 Azrieli Center, 46th Floor
        Tel Aviv 67021
        Israel
        Attention: David Schapiro, Adv.
        Telephone: (+972)-3-608-7726
        Facsimile: (+972)-3-608-7714

        And a copy to:

        Greenberg Traurig, LLP
        1750 Tysons Boulevard, Suite 1200
        McLean, Virginia 22102
        U.S.A
        Attention: Mark J. Wishner, Adv.
        Telephone: 703-749-1352
        Facsimile: 703-714-8359

                if to Parent or Merger Sub, to:

        Negevtech, Ltd.
        12 Hamada St.
        Rehovot, Israel 76703
        Attention: Jaron Lotan
        Telephone: (+972)-8-931-2222
        Facsimile: (+972)-8-936-6051

                with a copy to:

        Tulchinsky Stern Marciano, Ben Zur, Cohen & Co.
        Museum Tower
        4 Berkowitz Street
        Tel Aviv 64238
        Israel
        Attention: David Cohen, Adv.
        Telephone: (+972)-3-607 5000
        Facsimile: (+972)-3-607 5050

                And a copy to:

        Bruce A. Mann, Esq.
        Morrison & Foerster
        425 Market Street
        San Francisco, CA 94104
        Telephone: 415-268-7584
        Facsimile: 415-268-7522

    8.3       Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

a.	the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

b.	the term “Approvals” shall mean franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

c.	the term “Audited Financial Statements” shall have the meaning ascribed to it in Section 2.7(a).

d.	the term “Bank Loan” shall have the meaning ascribed to it as set forth in Section 4.1(f).

e.	the term “Blue Sky Laws” shall mean state securities laws.

f.	the term “Bridge Loans” shall have the meaning ascribed to it in Section 4.1(f).

g.	the term “Broker’s Fee” shall mean the fee to be paid at Closing to Deutsche Bank AG, as described in Section 3.25 of the IGPAC Disclosure schedule.

h.	the term “Business Combination” shall have the meaning ascribed to it in Section 3.21(d).

i.	the term “Business Day” shall mean any day on which banks in Israel and the U.S. are open for business.

j.	the term “Certificates” shall have the meaning ascribed to it in Section 1.6(c).

k.	the term “Charter Documents” shall mean certificate of incorporation and articles of association (or other comparable governing instruments with different names).

l.	the term “Class B Common Stock” shall have the meaning ascribed to it in Section 3.3(a).

m.	the term “Class W Warrant” shall mean warrants to purchase IGPAC Common Stock as described in the Registration Statement of IGPAC on Form S-1, declared effective on July 11, 2006.

n.	the term “Class Z Warrant” shall mean warrants to purchase IGPAC Common Stock as described in the Registration Statement of IGPAC on Form S-1, declared effective on July 11, 2006.

o.	the term “Closing” shall have the meaning ascribed to it in Section 1.2.

p.	the term “Closing Date” shall have the meaning ascribed to it in Section 1.2.

q.	the term “Code” means the U.S. Internal Revenue Code of 1986, as amended.

r.	the term “Committee” shall mean a committee which shall be comprised of one representative of the Parent, one representative of IGPAC and one representative of HCFP/Brenner Securities. All decisions taken by the Committee shall be by majority, but in the event of a tie, the vote of the representative of IGPAC shall prevail.

s.	the term “Consent” shall have the meaning ascribed to it in Section 4.1.

t.	the term “Corporate Records” shall have the meaning ascribed to it in Section 2.1(c).

u.	the term “Deductible IGPAC Expenses” shall mean half of the Broker’s Fee and the Underwriter Fee all as described in Section 3.25 of the IGPAC Disclosure Schedules.

v.	the term “DGCL” shall mean the Delaware General Corporation Law.

w.	the term “Dissenter” shall have the meaning ascribed to it in Section 1.10(a).

x.	the term “Dissenting Shares” shall have the meaning ascribed to it in Section 1.10(b).

y.	the term “Effective Time” shall have the meaning ascribed to it in Section 1.2.

z.	the term “Employee Option Agreement” shall mean each agreement representing the grant of Parent Options to employees of Parent and its Subsidiaries.

aa.	the term “Encumbrances” shall mean all material claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature.

bb.	the term “Environmental Law” shall have the meaning ascribed to it in Section 2.16(b).

cc.	the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

dd.	the term “Exchange Ratio” shall mean the number obtained by dividing the IGPAC Price Per Share by the Parent Price Per Share.

ee.	the term “Form 15” shall have the meaning ascribed to it in section 5.3(a).

ff.	the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

gg.	the term “Governmental Entity” shall mean any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign.

hh.	the term “Hazardous Substance” shall have the meaning ascribed to it in Section 2.16(c).

ii.	the term “IGPAC Auditors” shall mean BDO Ziv Haft, certified public accountants.

jj.	the term “IGPAC Closing Certificate” shall have the meaning ascribed to it in Section 6.2(a).

kk.	the term “IGPAC Common Stock” shall mean common stock par value $0.0001 per share of IGPAC.

ll.	the term “IGPAC Contracts” shall have the meaning ascribed to it in Section 3.3(c).

mm.	the term “IGPAC Price Per Share” shall mean the U.S. dollar amount obtained by dividing (x) the amount of Net Cash as determined by the IGPAC Auditors no more than 2 Business Days prior to the Effective Time, by (y) the number of issued and outstanding shares of IGPAC as of the Effective Time (excluding all shares of Class B Common Stock for which conversion was demanded and whose holders voted against the Merger).

nn.	the term “IGPAC SEC Reports” shall have the meaning ascribed to it in Section 3.7(a).

oo.	the term “IGPAC Stock” shall have the meaning ascribed to it in Section 1.5(a)(ii).

pp.	the term “IGPAC Stockholder Approval” shall have the meaning ascribed to it in Section 3.23.

qq.	the term “IGPAC Warrants” shall mean all outstanding Class W Warrants and Class Z Warrants as of the Closing Date.

rr.	the term “IGPAC Warrant Agreements” shall have the meaning ascribed to it in Section 2.3(b).

ss.	the term “IGPAC Warrants Expiration Dates” shall have the meaning ascribed to it in Section 3.3(f).

tt.	the term “IGPAC Warrant Price” shall have the meaning ascribd to it in Section 3.3(f).

uu.	the term “Insurance Policies” shall mean insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors.

vv.	the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

ww.	the term “Knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation.

xx.	the term “Leased Real Property” shall mean all leases of real property held by Parent.

yy.	the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Parent Contracts or IGPAC Contracts;

zz.	the term “Lien” means any material mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

aaa.	the term “Lock-Up Agreement” shall have the meaning ascribed to it in Section 5.9;

bbb.	the term “Material Adverse Effect” when used in connection with any Person means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such Person and its consolidated subsidiaries taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of themselves, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the Merger, or compliance with the terms of, or the taking of any action required by, or any matter disclosed in this Agreement (including all exhibits and Schedules hereto), (ii) changes in general national or regional economic or business conditions, (iii) changes in economic conditions in the industries or markets in which such Person operates, (iv) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell, or (v) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency or any governmental or other response or reaction to any of the foregoing , whether in Israel or elsewhere.

ccc.	the term “Material Parent Contracts” shall mean (x) each Parent Contract that is not a Routine Operating Contract and (I) which provides for payments (present or future) to Parent in excess of $180,000 in the aggregate or (II) under which or in respect of which Parent presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $180,000, (y) each Parent Contract that is not a Routine Operating Contract and that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of Parent and (z) without limitation of subclause (x) or subclause (y), each of the following Parent Contracts (but excluding in every case Routine Operating Contracts), the relevant terms of which remain executory:

(i)	any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from Parent, other than factoring of receivables in the ordinary course of Parent’s business and consistent with past practice;

(ii)	any guaranty, direct or indirect, by Parent of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business and guarantees by Subsidiaries of Parent obligations or guarantees by Parent of obligations of its Subsidiaries; other than factoring of receivables in the ordinary course of Parent’s business and consistent with past practice;

(iii)	any Parent Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of Parent or (y) providing for any right (exclusive or non-exclusive) to resell or distribute, or otherwise relating to the resale or distribution of, any product or service of Parent;

(iv)	any obligation to register any shares of the capital stock or other securities of Parent with any Governmental Entity;

(v)	any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi)	any collective bargaining agreement with any labor union;

(vii)	any lease or similar arrangement for the use by Parent of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $25,000 in the aggregate); and

(viii)	any Parent Contract to which any officer, director or shareholder of Parent (except shareholders of Parent who are shareholders as a result of exercise of options under Parent Option Plan) is a party.

ddd.	the term “Merger” shall have the meaning ascribed to it in Section 1.1.

eee.	the term “Merger Form 8-K” shall have the meaning ascribed to it in Section 5.3(a).

fff.	the term “NASDAQ” shall mean any exchange of The Nasdaq Stock Market, Inc.

ggg.	the term “Net Cash” shall mean all cash held by IGPAC including the Trust Fund, but excluding (i) the Deductible IGPAC Expenses, and (ii) the amount paid or payable out of the Trust Fund to holders of Class B Common Stock who voted against the Merger and demanded conversion, as described in Section 1.5(a)(i).

hhh.	the term “OCS” shall mean the Israeli Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel.

iii.	the term “OTC BB” shall have the meaning ascribed to it in Section 3.9.

jjj.	the term “Parent Closing Certificate” shall have the meaning ascribed to it in Section 6.3(a).

kkk.	the term “Parent Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected (including without limitation notes or other instruments payable to Parent).

lll.	the term “Parent Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent, including software and software programs developed by or exclusively licensed to Parent (specifically excluding any off the shelf or shrink-wrap software).

mmm.	the term “Parent Options” means any options granted to purchase securities of Parent pursuant to any of Parent Option Plans.

nnn.	the term “Parent Option Plans” means any of the following Parent Option Plans: Negevtech Ltd. Share Ownership and Option Plan (2001, as amended 2003 & 2004 & 2005 & 2006 & 2007) and Negevtech Ltd. 2002 Share Option Plan (as amended 2003 & 2004 & 2005 & 2006 & 2007).

ooo.	the term “Parent Ordinary Shares” shall mean the ordinary shares of Parent, par value 1.00 NIS per share.

ppp.	the term “Parent Price Per Share” shall mean the U.S. dollar amount obtained by dividing (x) $50 million, by (y) the number of issued and outstanding shares of Parent (on a fully diluted and as converted basis) as of the Effective Time.

qqq.	the term “Parent Products” means all current versions of products or service offerings of Parent.

rrr.	the term “Parent Shares” shall have the meaning ascribed to it in Section 2.3(a).

sss.	the term “Parent Shareholder Undertaking” shall have the meaning ascribed to it in Section 2.25.

ttt.	the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

uuu.	the term “Personal Property” shall mean all material personal property and other property and assets of Parent owned, used or held for use in connection with the business of Parent.

vvv.	the term “Plans” shall mean all material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of a Person, or any trade or business (whether or not incorporated) which is under common control with such Person, with respect to which such Person has liability.

www.	the term “Preferred Stock” shall have the meaning ascribed to it in Section 3.3(a).

xxx.	the term “Press Release” shall have the meaning ascribed to it in Section 5.3(a).

yyy.	the term “Proxy Statement” shall have the meaning ascribed to it in Section 2.24.

zzz.	the term “Returns” shall mean all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

aaaa.	the term “Routine Operating Contracts” shall mean: (A) any purchase or sale agreement relating to goods or services in the regular course of business and consistent with past practice, or (B) any other agreements that involve payments, by or to Parent or IGPAC, in the aggregate, of less than $180,000 per year.

bbbb.	the term “Securities Act” shall mean Securities Act of 1933, as amended.

cccc.	the term “Shareholders” shall mean each holder of shares of IGPAC who is entitled to Parent Ordinary Shares pursuant to Section 1.5(a) of this Agreement.

dddd.	the term “Special Meeting” shall have the meaning ascribed to it in Section 2.24.

eeee.	the term “Subject Party” shall have the meaning ascribed to it in Section 5.5(b)(iii).

ffff.	the term “Subsidiary” shall have the meaning ascribed to it in Section 2.2(a).

gggg.	the term “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

hhhh.	the term “Termination Fee” shall have the meaning ascribed to it in Section 7.3(b).

iiii.	the term “Trust Fund” shall have the meaning ascribed to it in Section 3.11.

jjjj.	the term “Underwriter Consent” shall have the meaning ascribed to it in Section 1.11.

kkkk.	the term “Underwriter Fee” shall mean the fee to be paid at Closing to HCFP/Brenner Securities, as described in Section 3.25 of the IGPAC Disclosure Schedules.

llll.	the term “Underwriter Purchase Option” shall mean the purchase option granted to HCFP/Brenner Securities, to purchase a total of 25,000 Series A units and/or 230,000 Series B units, exercisable at $14.025 per Series A Unit and $16.665 per Series B Unit, which Underwriter Purchase Option may be exercised on a cashless basis, commencing on the date of IGPAC’s completion of a business combination and expiring on July 11, 2011. The exercise price of the warrants included in the Units is $5.50 per share (110% of the exercise price of the warrants included in the units sold to the public).

mmmm.	the term “Units” shall mean either Series A Units, which consist of two (2) shares of IGPAC Common Stock and ten (10) Class Z Warrant, or Series B Units which consist of two (2) shares of IGPAC Class B Common Stock and two (2) Class W Warrants;

nnnn.	the term “U.S. GAAP” shall mean generally accepted accounting principles of the United States.

oooo.	the term “Venture Loan” shall have the meaning ascribed to it in Section 4.1(f).

pppp.	all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

    8.4       Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or delivery of a scanned copy by electronic mail to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

    8.5       Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between IGPAC and Parent dated January 11, 2008, is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

    8.6       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7       GENERAL LIMITATION ON LIABILITY. IN NO EVENT WILL ANY PARTY BE LIABLE UNDER THIS AGREEMENT (INCLUDING FOR ANY LOSS OR DAMAGE AND INCLUDING FOR ANY BREACH OF ANY REPRESENTATION, WARRRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN), AND NO CLAIM MAY IN ANY EVENT BE ASSERTED HEREUNDER, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

    8.8       Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any other court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.9       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

    8.10       Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.11       Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 8.11, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.12       Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and IGPAC.

    8.13       Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Israel Growth Partners Acquisition Corporation

By: /s/ Carmel Vernia
——————————————
Name: Carmel Vernia
Title: Chief Executive Officer

Negevtech Ltd.

By: /s/ Jaron Lotan
——————————————
Name: Jaron Lotan
Title: Director

Negevtech Acquisition Subsidiary Corp.

By: /s/ Jaron Lotan
——————————————
Name: Jaron Lotan
Title: Director